Exhibit 23.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee

VolitionRx Limited

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated March 18, 2015 with respect to the financial statements of VolitionRx Limited, in its registration statement on Form S-3 relating to the registration of an aggregate of $50,000,000 of common stock, preferred stock and warrants for common stock and/or preferred stock.  We also consent to the reference of our firm under the caption “Experts” in the registration statement.

/s/ Sadler Gibb & Associates, LLC

Salt Lake City, UT

September 4, 2015